Exhibit (c)(3)

Exhibit (c)(3)

CONFIDENTIAL

SEPTEMBER 29, 2005

DISCUSSION MATERIALS

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by VHA Inc. (“VHA”) or Global Healthcare Exchange, LLC (“GHX”) or information that is publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by VHA, Novation, LLC (“Novation”) and/or GHX. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Neoforma Inc. (“Neoforma”), Novation, VHA, GHX or any other entity, or concerning solvency or fair value of GHX or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GHX as to the future financial performance of GHX, we assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to VHA, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

Table of Contents

I PROPOSED TRANSACTION 1

II OVERVIEW OF GHX 6

III PROPOSED TRANSACTION FROM VHA PERSPECTIVE 8

IV OUTSOURCING AGREEMENT 13

V GHX FINANCIAL DATA ON PRO FORMA BASIS 15

VI DCF ANALYSES OF GHX ON PRO FORMA BASIS 18

VII MARKET PERSPECTIVES ON NEOFORMA 23

VIII NEOFORMA FINANCIAL DATA 26

IX DCF ANALYSES OF NEOFORMA 31

APPENDIX 34

A Weighted Average Cost of Capital Analyses 34

B Comparable Company Analysis 36

C Precedent Transactions 37

I Proposed Transaction

I PROPOSED TRANSACTION

Overview of Situation

Neoforma Inc. (“Neoforma”) is proposing to merge with Global Healthcare Exchange, LLC (“GHX”)

VHA Inc. (“VHA”) and University HealthSystem Consortium (“UHC”) together own 52% of the shares of Neoforma

Novation accounts for over 80% of the revenues generated by Neoforma, pursuant to an outsourcing agreement. The current outsourcing agreement has both a “change of control” provision and a “benchmarking” provision that will enable it to renegotiate pricing and other terms. The current outsourcing agreement will terminate when Neoforma and GHX merge

Two key requirements

VHA and UHC’s affirmative vote is necessary to consummate the proposed merger

Novation must agree with GHX on the terms of a new outsourcing agreement in order for GHX to consummate the merger

As consideration for their equity interest in Neoforma, VHA and UHC are being offered a cash payment of $25 million and an equity interest of 14.5% in GHX

VHA would receive approximately 80% of the cash ($20 million) and 80% of the equity interest in GHX (11.6%)

Novation would enter into a new outsourcing agreement with GHX, with new terms and a reduced stream of payments (reduced to $35.7 million by 2008 compared to $61.0 million today)

I PROPOSED TRANSACTION

Issues to Consider

Balance between “has” vs. “gets”

What VHA “gets” under proposed transaction

Creation of an industry utility and seat at the table, via equity interest in GHX

Utility attempts to balance competing interests of providers and suppliers; deliver value to VHA members

New outsourcing agreement that reflects dramatic changes in e-commerce marketplace over the past few years

Reduced payments under outsourcing agreement

Cash payment

What VHA “has” today

Neoforma outsourcing agreement

Right to renegotiate payments under the outsourcing agreement pursuant to a benchmarking provision, which has attendant risks

Inherent limitations as a result of recently changed e-commerce marketplace conditions and almost five years remaining on term

Equity in Neoforma

Valuation/trading price

Lack of liquidity/absence of buyers

No opportunity for new outsourcing agreement or participation in the industry utility without a change of control (i.e., merger) of Neoforma

Transaction negotiation required certain concessions to the Special Committee of the Board of Directors of Neoforma or Neoforma’s directors would not propose the merger to the company’s stockholders

I PROPOSED TRANSACTION

Summary of Key Transaction Agreements

Certain provisions of the proposed transaction are still under discussion. Any material changes from this summary will be discussed at the meeting on September 29. If necessary, an update will be provided subsequently

Price to VHA and UHC $25 million cash for 2.5 million shares ($10 cash per share)

14.5% equity interest in GHX in exchange for 8.2 million shares of Neoforma

Price to All Other Stockholders $10 cash per share (total of approximately $100 million plus option costs of $2.3 million)

Structure of Transaction Exchange Agreement: Exchange of VHA/UHC’s shares in Neoforma for GHX membership units

Merger Agreement: All outstanding Neoforma shares (including remaining shares owned by VHA and UHC) cashed out in merger

Exchange Agreement GHX indemnifies VHA for 18 months for breach of capitalization representation

Conditioned on extension of GHX’s service contracts with its members until 2011, with certain exceptions

Conditioned on financing

Principal Conditions Stockholder approval

(Merger Agreement) Majority of voting minority approval (under discussion)

Waiting period under HSR Act expired or terminated

Debt financing obtained (under discussion)

New outsourcing agreement between Novation and GHX

No Material Adverse Effect, as defined

No Solicitation No solicitation by Neoforma, provided that under certain circumstances Neoforma can furnish

(Merger Agreement) information and negotiate a Superior Offer, as defined

Financing Draft commitment letter from GE Commercial Finance

(Merger Agreement) Commercially reasonable efforts to obtain financing (under discussion)

Termination Fee / Expenses $4,375,000 (payable by Neoforma to GHX)

(Merger Agreement) Circumstances under discussion

Voting Agreements VHA, UHC and senior Neoforma executives will vote all shares of common stock in favor of merger

VHA, UHC and senior Neoforma executives will vote against any other merger

No solicitation

Termination if merger agreement terminates or if any adverse amendment to pricing term or other term materially adverse to VHA and UHC

I PROPOSED TRANSACTION

Key Open Points

Majority of voting minority vote

Financing condition

GE commitment letter

Negotiating to eliminate certain conditions, such as due diligence

I PROPOSED TRANSACTION

Due Diligence

In connection with our review of the proposed transaction, we conducted a financial due diligence review of GHX

We participated in numerous discussions with the senior management of GHX and the investment banker to GHX

We reviewed and analyzed confidential information GHX provided to us

In connection with the proposed transaction, we were provided with the following information:

GHX management provided the most current projections pro forma for the transaction as of September 20 (version 14)

Management indicated the projections could be impacted by ongoing negotiations regarding NC2, data warehousing and/or private labeling

Draft commitment letter dated September 20, 2005

In connection with the proposed transaction, Neoforma management provided us with projections dated September 21

Related party revenue is at the contractual rate of approximately $61 million; Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process

Other than the related party revenue line, Neoforma’s banker indicated this is the same set of projections provided to the Special Committee of Neoforma in connection with the proposed transaction

We participated in a discussion with the senior management of Neoforma regarding the projections but did not otherwise conduct a due diligence review of Neoforma

Management of VHA provided estimates and projections related to the current outsourcing agreement and provided revisions to Neoforma’s projections

II Overview of GHX

II OVERVIEW OF GHX

Business

GHX is a multi-national, internet-based, business-to-business healthcare exchange for the procurement of medical products and services for healthcare professionals

Private limited liability company, formed in May 2000 and headquartered in Denver

Formed by Johnson & Johnson Health Care Systems, GE Medical Systems, Baxter Healthcare Corporation, Medtronic USA, Abbott Exchange, Becton, Dickinson & Company, Boston Scientific, Tyco Healthcare Group, Guidant and C.R. Bard

In 2001 and 2002, Siemens Medical Solutions and B. Braun Medical joined GHX

In 2001, GHX acquired HealthNexis, which was owned by AmeriSourceBergen, Cardinal Health, Fisher Scientific and McKesson (who now own their interest in GHX indirectly through NewHealthCo)

In 2002, GHX acquired Medibuy, and HCA and Premier became members of GHX

In total, the members of GHX have contributed approximately $252 million to GHX to date

GHX currently connects 2,200 hospitals and clinics to over 150 supplier divisions

GHX’s business is conducted according to “guiding principles”

Objective of the exchange is to “reduce supply chain costs and improve efficiencies for all its participants”

The Exchange “will implement pricing and business models designed to generate revenues sufficient to cover its operating and capital needs. Excess revenues beyond the anticipated operating and capital cash needs will be used to reduce the future pricing structure to all participants.”

The Exchange “will implement appropriate security to ensure the confidentiality of pricing, product availability, and purchase information between buyer and seller.”

The Exchange has a “data ownership statement”

I I OVERVIEW OF GHX

Financial Data on Stand-Alone Basis

($ in millions)

As shown below, GHX incurred losses at the EBITDA level until last year. All losses have been funded by the current members of GHX. VHA and UHC are not being asked to fund any losses. To date, the members have contributed approximately $252 million to GHX

FISCAL YEAR ENDED DECEMBER 31, CAGR

2000A 2001A 2002A 2003A 2004A ‘01 - ‘04

Revenues

Related Party Revenues $0.0 $27.8 $37.7 $ 40.2 $40.0 12.8%

Non-Related Party Revenues 0.0 1.5 1.7 4.4 6.1 61.6%

Total Revenues $0.0 $29.3 $39.5 $ 44.7 $46.1 16.3%

% Growth NA 34.7% 13.2% 3.2%

Total Operating Expenses (34.1) (69.6) (93.6) (81.9) (66.3)

% Margin NA 237.5% 237.3% 183.5% 143.9%

Loss from Operations ($34.1) ($40.3) ($54.2) ($37.3) ($20.2) NM

% Margin NA NM NM NM (43.9%)

Memo:

EBITDA ($32.5) ($27.5) ($33.0) ($6.9) $8.0 NM

% Margin NA NM NM NM 17.3%

Capital Expenditures (0.7) (17.9) (2.7) (1.5) (1.5)

Increase/(Decrease) in Working Capital 9.0 3.4 (2.5) (5.5) 2.5

III Proposed Transaction from VHA Perspective

III PROPOSED TRANSACTION FROM VHA PERSPECTIVE

Components of Proposed Transaction

Equity in Neoforma

In exchange for approximately 10.7 million shares of Neoforma stock, VHA and UHC would receive $25 million cash and a 14.5% equity interest in GHX

The value of the cash is straightforward

As explained in more detail in these materials, based on the projections GHX management provided for 2006 – 2011, the value of VHA and UHC’s 14.5% interest is de minimis

More value could possibly be attributed to the 14.5% interest in GHX depending on events and decisions beyond 2011. With regard to the period beyond 2011, GHX’s management has indicated that GHX’s board has not made any decisions about how GHX would be operated and management has not prepared projections

Any value attributed to the 14.5% interest in GHX beyond 2011 in these materials is hypothetical and for illustrative purposes only

In these materials, the interest in GHX is shown as de minimis and also shown with illustrative value

III PROPOSED TRANSACTION FROM VHA PERSPECTIVE

Components of Proposed Transaction (cont’d)

Outsourcing agreement

In the proposed transaction, the stream of payments would be reduced from the current contractual rate of $61 million

The “change of control” provision (pursuant to which Novation has renegotiated the new outsourcing agreement) and the Section 8.5 benchmarking provision are Novation’s contractual rights, for which it previously negotiated with Neoforma

Accordingly, the reduced stream of payments is not viewed as consideration realized as part of this proposed transaction but instead is delayed value attributable to the “change of control” provision, or would be realized in a benchmarking procedure with Neoforma if this proposed transaction were not consummated

Therefore, on the following page, in two scenarios, the value of the reduced stream of payments of the GHX proposal as compared to the current stream of payments is zero

In two scenarios on the following page, to reflect the uncertainty of a Section 8.5 process, the value of the reduced stream of payments is compared to the stream of payments assuming the benchmarking provision of Section 8.5 is invoked (based on assumptions set forth in Section IV)

VHA
III PROPOSED TRANSACTION FROM VHA PERSPECTIVE

Matrix of Possible Values of Various Scenarios Under Consideration

($ in millions)

- The cash payment and the equity interest in GHX would be split approximately 80/20 between VHA and UHC


De Minimis Value of 14.5% Interest in GHX (a) (b)
Illustrative $20-30 Million Value (Pre-Tax) of 14.5% Interest in GHX(b)
$100
80
60
40
20
0
Cash to VHA/UHC
$25
$25 million ($2.33 per share)
Scenario #1
Possible Savings on Outsourcing Agreement(c)
$40
$65 million ($6.05 per share)
Scenario #2
Illustrative Value of GHX(d)
$20-30
$45-55 million ($4.19-5.12 per share)
Scenario #3
$85-95 million ($7.91-8.84 per share)
Scenario #4
$25 million cash
$0 for OA
De minimis value in GHX
$25 million cash
OA: GHX proposal vs. Section 8.5
De minimis value in GHX
$25 million cash
$0 for OA
Equity in GHX: $20-30 million
$25 million cash
OA: GHX proposal vs. Section 8.5
Equity in GHX: $20-30 million

Note: GHX is offering $10.00 cash per share to all shareholders other than VHA and UHC.

(a) Based on projections GHX provided for 2006-2011, the value of the 14.5% interest is $600,000-$3.6 million ($0.06-$0.33 per share). See page 20.

(b) Note that these figures do not take into consideration possible dilution set forth in Section V. Also, note that when GHX acquired Medibuy in 2002 (GHX's most current acquisition), the value per share was $0.355. At that valuation, the value of the 14.5% interest is $18.8 million ($1.75 per share).

(c) VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually and the present value benefit of the GHX proposal would be similar to the present value benefit of invoking Section 8.5. The $40 million figure reflects the uncertainty of Section 8.5 and represents the difference, on a present value basis, of the benefit of the GHX proposal versus estimated payments from invoking Section 8.5. See pages 13 and 14.

(d) The illustrative value of GHX reflects, on a pre-tax basis, the value of 14.5% of the free cash flow of GHX into perpetuity, which presumably could be paid in the form of a dividend. See page 21.

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III PROPOSED TRANSACTION FROM VHA PERSPECTIVE

Considerations

Proposed transaction

Creation of industry utility and seat at table

Improved value to VHA members

Adoption of industry standards

Potential implications for efficiency of system as a whole

Shared ownership/governance with manufacturers and distributors

Veto rights

Possible dilution

Proprietary functions at VHA

GHX’s technology vs. Neoforma’s technology

E-commerce services after December 31, 2011

Private company

Lack of liquidity

Historically run as break-even entity

III PROPOSED TRANSACTION FROM VHA PERSPECTIVE

Considerations (cont’d)

Neoforma

Section 8.5

Cost

Timing

Certainty/uncertainty of outcome

Implications if no transaction

Services to V/U/N

Neoforma’s business/business model

Neoforma’s senior management

VHA membership

Lack of exit from current outsourcing agreement

Neoforma’s technology vs. GHX’s technology

The “roadmap”

E-commerce services after March 30, 2010

Equity stake in Neoforma

Lack of liquidity

Implications of failed auction

IV Outsourcing Agreement

IV OUTSOURCING AGREEMENT

Comparison of Scenarios

($ in millions)

VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually. Accordingly, the present value benefit of invoking Section 8.5 would be similar to the present value benefit of the GHX proposal. Notwithstanding that VHA/UHC and Novation would pursue their contractual rights vigorously, the analysis on these two pages reflects the uncertainty of Section 8.5

Assumptions

Discount Rate(a) 5.0% Assumed Annual Payment after Section 8.5 Process(b) $50.0 Assumed Annual Payment after Termination of Neoforma Outsourcing Agreement(b) $25.0

2006E 2007E 2008E 2009E 2010E 2011E Current Payments

Outsourcing Payments ($ 61.0) ($ 61.0) ($ 61.0) ($ 61.0) ($ 34.0) ($ 25.0)

Total Cost of Payments - Present Value ($ 266.6) Invoking Section 8.5

Outsourcing Payments ($ 61.0) ($ 61.0) ($ 50.0) ($ 50.0) ($ 31.3) ($ 25.0)

Total Cost of Payments - Present Value ($ 245.5) Time Period GHX Proposal

Outsourcing Payments ($ 49.7) ($ 43.7) ($ 35.7) ($ 35.7) ($ 35.7) ($ 35.7)

Total Cost of Payments - Present Value ($ 205.5) (a) Applied to quarterly payments. 10-year treasury bond yield is 4.28% as of September 26, 2005. (b) Estimates provided by VHA management.

IV OUTSOURCING AGREEMENT

Sensitivity to Discount Factor

($ in millions)

As noted, the bar charts below reflect the uncertainty of Section 8.5. VHA management believes that the present value benefit of invoking Section 8.5 would be similar to the present value benefit of the GHX proposal

Present Value Benefit of Invoking Section 8.5 vs Current Situation

Present Value Benefit of GHX Proposal vs Invoking Section 8.5

$45 40 35 30 25 20 15

$23.2 $21.1 $19.3

2.0% 5.0% 8.0%

$45 40 35 30 25 20 15

$ 41.2 $39.9 $38.6

2.0% 5.0% 8.0%

V GHX Financial Data on Pro Forma Basis

V GHX FINANCIAL DATA ON PRO FORMA BASIS

Overview

GHX management provided projections through December 2011, pro forma for the acquisition of Neoforma. The projections reflect renewal of GHX’s agreements with its members until 2011, except Premier, Siemens, Becton, Dickinson and Guidant

Premier

Premier’s agreement expires in 2008 and Premier has not stated its current intent with regard to renewing the agreement

GHX anticipates that by 2007 Premier’s member hospitals will have been converted to member-pay

GHX’s projections reflect revenue from Premier of $7.9 million annually; if Premier does not renew its contract and its members do not continue to contract through GHX after conversion to member-pay, GHX’s projected results could be adversely affected

Siemens

GHX’s projections do not reflect revenue from Siemens after 2008

Becton, Dickinson

GHX management expects Becton, Dickinson to renew its agreement

Guidant

GHX management indicated negotiations are continuing. GHX’s projections reflect revenue from Guidant of $800,000 annually after 2008

V GHX FINANCIAL DATA ON PROFORMA BASIS

Financial Data on Pro Forma Basis

($ in millions)

FISCAL YEAR ENDED DECEMBER 31, CAGR

2006E 2007E 2008E 2009E 2010E 2011E ‘06—‘11

Revenues

Related Party Revenues $ 72.5 $ 72.5 $ 72.5 $ 72.5 $ 72.5 $ 72.5 0.0%

Non-Related Party Revenues 22.5 24.8 28.0 32.3 37.0 43.0 13.8%

Total Revenues $ 95.0 $ 97.2 $ 100.5 $ 104.7 $ 109.5 $ 115.5 4.0%

% Growth 95.3% 2.4% 3.3% 4.2% 4.5% 5.5%

Operating Expenses(a) (71.7) (66.7) (71.5) (74.9) (78.5) (82.1) 2.8%

% Margin 75.4% 68.5% 71.1% 71.5% 71.7% 71.1%

EBITDA(b) $ 23.3 $ 30.6 $ 29.0 $ 29.8 $ 31.0 $ 33.4 7.4%

% Margin 24.6% 31.5% 28.9% 28.5% 28.3% 28.9%

Memo:

Capital Expenditures (3.6) (3.8) (4.0) (4.1) (4.2) (4.4)

Increase/(Decrease) in Working Capital 0.6 (0.4) 0.6 (0.0) (0.2) (0.2) Source: GHX management projections as of September 20, 2005.

(a) Operating expenses other than one-time transaction costs, depreciation and amortization and capitalized software development costs. (b) Before capitalized software development costs.

16

V GHX FINANCIAL DATA ON PROFORMA BASIS

Members’ Equity on Pro Forma Basis

($ in millions)

GHX’s organizational documents indicate that it is not the “current expectation” that GHX will effect an initial public offering

However, in the event of an IPO or of a conversion of GHX from a limited liability company to a corporation (which requires a member vote), certain members of GHX(a) – not including VHA or UHC – could exercise warrants for up to 2.5% of GHX’s outstanding shares

In addition, the owners of a company which was previously acquired by GHX (Centrimed) have a warrant exercisable for 17.4% of GHX, in the event of an IPO before 2010 (estimated)

The dilution events on this page are not reflected in the 14.5% (nor in the valuation materials herein)

GHX has indicated that in connection with the reorganization of GHX’s European operations, GHX may make a capital call; if VHA/UHC do not participate, GHX estimates VHA/UHC’s interest would be diluted by 2%, to 14.2%

Post Transaction

Member Ownership Abbott Exchange 8.4% Baxter Healthcare 8.5% GE Medical Systems 7.6%

Johnson & Johnson Health Care Systems 8.8% Medtronic 7.9% Siemens 7.6% C. R. Bard 1.2% Becton, Dickinson 1.5% Boston Scientific 0.4% Tyco Healthcare Group 1.4% Guidant 1.5% HealthNexis 10.5% B Braun 0.6% Premier 13.8% HCA 5.9% VHA/UHC 14.5% 100.0%

Note: Governance matters related to, among other things, board seats, board committees, supermajority board votes, majority board votes and supermajority shareholder votes, are determined in accordance with GHX’s organizational documents.

(a) Johnson & Johnson, GE Medical, Baxter Healthcare, Medtronic, Tyco, Guidant, Bard, Boston Scientific and Becton Dickinson.

VI DCF Analyses of GHX on Pro Forma Basis

VI DCF ANALYSES OF GHX ON PROFORMA BASIS

Overview of Methodology

On the following pages are discounted cash flow analyses of GHX and sensitivity analyses

All of GHX’s agreements with its members (pursuant to which the contracted revenues are generated) expire in 2011. The first DCF reflects the equity value of GHX based on the projection period 2006 through 2011. The value of VHA and UHC’s 14.5% interest, based on the projections GHX management provided for 2006 – 2011, is de minimis

With regard to the period after December 2011, GHX’s management has indicated that GHX’s board has not made any decisions about how GHX would be operated and management has not prepared projections

Management indicated that beginning in 2012 (assuming GHX’s members renew their respective agreements), GHX may pursue any one or combination of strategic alternatives, including the following

Revert to profit neutral status

Pay a dividend to the members

Make an acquisition

VI DCF ANALYSES OF GHX ON PROFORMA BASIS

Overview of Methodology (cont’d)

For purposes of illustration only, the discounted cash flow and related sensitivities on the subsequent pages reflect, on a pre-tax basis, the value of 14.5% of the free cash flow of GHX into perpetuity, which presumably could be paid in the form of a dividend

The cash flows are discounted at 5% for the period between and including 2006 – 2011 and at a range of discount rates thereafter

The analysis assumes the free cash flow grows into perpetuity at a range of projected inflation rates from 2.0 – 3.0%

The value of dividends to a taxpaying entity would be less than shown

The sensitivity analysis indicates the range of values if the free cash flow in 2011 were reduced by 15% or 30% (for example, to reflect a renegotiation of contracted revenues with GHX members); for further illustration, a 0% reduction could reflect a hypothetical case in which GHX replaces contracted revenues with non-contracted revenues

The analysis assumes the free cash flow grows into perpetuity; any period of time less than perpetuity results in a lower indicated value for the 14.5% interest

The analyses on the following three pages do not reflect the possible dilution set forth in Section V

VHA
VI DCF ANALYSES OF GHX ON PRO FORMA BASIS

DCF of GHX on Pro Forma Basis at 12/31/2005

($ in millions)

DISCOUNTED CASH FLOW ANALYSIS

	FISCAL YEAR ENDING					
	2006E	2007E	2008E	2009E	2010E	2011E
Revenues						
Contracted Revenues	$72.5	$72.5	$72.5	$72.5	$72.5	$72.5
Non-Contracted Revenues	22.5	24.8	28.0	32.3	37.0	43.0
Total Revenues	**$95.0**	**$97.2**	**$100.5**	**$104.7**	**$109.5**	**$115.5**
Operating Expenses[a]	(71.7)	(66.7)	(71.5)	(74.9)	(78.5)	(82.1)
% Revenues	*75.4%*	*68.5%*	*71.1%*	*71.5%*	*71.7%*	*71.1%*
EBITDA	**$23.3**	**$30.6**	**$29.0**	**$29.8**	**$31.0**	**$33.4**
% Margin	*24.6%*	*31.5%*	*28.9%*	*28.5%*	*28.3%*	*28.9%*
Estimated Taxes[b]	0.0	0.0	0.0	0.0	0.0	0.0
Less: Capitalized Software Dev. Costs	(2.6)	(2.6)	(2.6)	(2.6)	(2.6)	(2.6)
Less: Cash Transaction Costs	(24.8)	(2.4)	(1.0)	0.0	0.0	0.0
Deferred Revenue Adj. + Misc.	12.1	5.3	(3.2)	(4.6)	(4.1)	(4.2)
Less: Capital Expenditures	(3.6)	(3.8)	(4.0)	(4.1)	(4.2)	(4.4)
(Inc)/Dec in Working Capital	0.6	(0.4)	0.6	(0.0)	(0.2)	(0.2)
Free Cash Flow	**$5.1**	**$26.7**	**$18.9**	**$18.5**	**$19.9**	**$22.0**

Discount Rate	Discounted Cash Flows 2006-2011	+	PV of NOLs[c] 2006-2011	=	Total Enterprise Value	-	Net Debt Balance	=	Total Equity Value	→	14.5% of Total Equity Value
2.0%	$103.2		$3.4		$106.6		$82.0		$24.5		$3.6
5.0%	92.7		3.1		95.7		82.0		13.7		2.0
8.0%	83.7		2.8		86.5		82.0		4.4		0.6

Source: *GHX management projections as of September 20, 2005. Does not reflect possible dilution set forth in Section V.*
(a) Operating expenses other than one-time transaction costs, depreciation and amortization and capitalized software development costs.
(b) EBIT assumed to be negative.
(c) Reflects value of GHX's NOLs for the period 2006-2011. Per GHX management guidance, does not reflect value of Neoforma's NOL's for the period 2006-2011.

20 | LAZARD

VHA
VI DCF ANALYSES OF GHX ON PRO FORMA BASIS

Illustrative DCF of GHX on Pro Forma Basis at 12/31/2005

($ in millions)

DISCOUNTED CASH FLOW ANALYSIS

	FISCAL YEAR ENDING					
	2006E	2007E	2008E	2009E	2010E	2011E
Revenues						
Contracted Revenues	$72.5	$72.5	$72.5	$72.5	$72.5	$72.5
Non-Contracted Revenues	22.5	24.8	28.0	32.3	37.0	43.0
Total Revenues	**$95.0**	**$97.2**	**$100.5**	**$104.7**	**$109.5**	**$115.5**
Operating Expenses[a]	(71.7)	(66.7)	(71.5)	(74.9)	(78.5)	(82.1)
% Revenues	*75.4%*	*68.5%*	*71.1%*	*71.5%*	*71.7%*	*71.1%*
EBITDA	**$23.3**	**$30.6**	**$29.0**	**$29.8**	**$31.0**	**$33.4**
% Margin	*24.6%*	*31.5%*	*28.9%*	*28.5%*	*28.3%*	*28.9%*
Estimated Taxes[b]	0.0	0.0	0.0	0.0	0.0	0.0
Less: Capitalized Software Dev. Costs	(2.6)	(2.6)	(2.6)	(2.6)	(2.6)	(2.6)
Less: Cash Transaction Costs	(24.8)	(2.4)	(1.0)	0.0	0.0	0.0
Deferred Revenue Adj. + Misc.	12.1	5.3	(3.2)	(4.6)	(4.1)	(4.2)
Less: Capital Expenditures	(3.6)	(3.8)	(4.0)	(4.1)	(4.2)	(4.4)
(Inc)/Dec in Working Capital	0.6	(0.4)	0.6	(0.0)	(0.2)	(0.2)
Free Cash Flow	**$5.1**	**$26.7**	**$18.9**	**$18.5**	**$19.9**	**$22.0**

Discount Rate	Discounted Cash Flows 2006-2011
5.0%	**$92.7**
5.0%	**92.7**
5.0%	**92.7**

+

Discount Rate	Present Value of Terminal Value With Perpetual Growth Rate of[c]: 2.0%	2.5%	3.0%
10.0%	$158.0	$169.3	$182.3
11.0%	133.0	141.5	151.1
12.0%	113.4	120.0	127.3

+

PV of NOLs[d]
$12.5
11.4
10.4

=

Total Enterprise Value With Perpetual Growth Rate of: 2.0%	2.5%	3.0%
$263.2	$274.5	$287.5
237.1	245.6	255.2
216.5	223.1	230.4

\-

Net Debt Balance
$82.0
82.0
82.0

=

Total Equity Value With Perpetual Growth Rate of: 2.0%	2.5%	3.0%
$181.2	$192.5	$205.5
155.1	163.6	173.2
134.5	141.1	148.4

→

Discount Rate	14.5% of Total Equity Value With Perpetual Growth Rate of: 2.0%	2.5%	3.0%
10.0%	$26.3	$27.9	$29.8
11.0%	22.5	23.7	25.1
12.0%	19.5	20.5	21.5

Source: *GHX management projections as of September 20, 2005. Does not reflect possible dilution set forth in Section V.*
Note: Inflation expected to be 2.8% from 2006-2009 and 2.6% from 2010-2011. Inflation data from EIU database.
(a) Operating expenses other than one-time transaction costs, depreciation and amortization and capitalized software development costs.
(b) EBIT assumed to be negative.
(c) Assumes 5% discount rate for all cash flows between and including 2006-2011, and the discount rates shown thereafter.
(d) Reflects value of GHX's NOLs for the period 2006-2011 and the value of Neoforma's NOLs thereafter. Per GHX management guidance, does not reflect value of Neoforma's NOLs for the period 2006-2011.

21 | LAZARD

VHA
VI DCF ANALYSES OF GHX ON PRO FORMA BASIS

Illustrative DCF Sensitivities on Pro Forma Basis

Total Equity Value

Perpetuity Growth Rate of 2.0%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	$181.1	$155.0	$128.9
	11%	155.1	132.7	110.3
	12%	134.5	115.0	95.6

Perpetuity Growth Rate of 2.5%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	$192.5	$164.7	$136.8
	11%	163.6	139.9	116.2
	12%	141.1	120.6	100.2

Perpetuity Growth Rate of 3.0%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	$205.5	$175.7	$145.9
	11%	173.1	148.0	122.9
	12%	148.3	126.8	105.3

14.5% of Total Equity Value

Perpetuity Growth Rate of 2.0%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	$26.3	$22.5	$18.7
	11%	22.5	19.2	16.0
	12%	19.5	16.7	13.9

Perpetuity Growth Rate of 2.5%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	$27.9	$23.9	$19.8
	11%	23.7	20.3	16.9
	12%	20.5	17.5	14.5

Perpetuity Growth Rate of 3.0%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	$29.8	$25.5	$21.2
	11%	25.1	21.5	17.8
	12%	21.5	18.4	15.3

Implied EBITDA Multiple

Perpetuity Growth Rate of 2.0%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	8.4x	7.1x	5.9x
	11%	7.4	6.3	5.2
	12%	6.7	5.7	4.7

Perpetuity Growth Rate of 2.5%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	9.0x	7.6x	6.3x
	11%	7.9	6.7	5.5
	12%	7.1	6.0	5.0

Perpetuity Growth Rate of 3.0%

		Reduction in Free Cash Flow Beyond 2011		
		0%	15%	30%
Discount Rate	10%	9.7x	8.2x	6.8x
	11%	8.5	7.2	5.9
	12%	7.5	6.4	5.3

22 | LAZARD

VII Market Perspectives on Neoforma

VII MARKET PERSPECTIVES ON NEOFORMA

Neoforma Trading Performance – Last 18 Months ($ per share)

For the 52 weeks before the announcement that Neoforma retained Merrill Lynch, the high was $14.04. The stock closed at $6.97 on January 11, 2005, the day that Neoforma announced it had retained Merrill Lynch. Since then, the stock has increased approximately 18%. Price

Volume (000s) $18 16 14 12 10 8 6 4 2 0 1,000 $11.69 52-Weeks Ending January 11, 2005 52-Week High $ 14.04 52-Week Low $6.22 52-Week Avg $ 10.15 Period From January 12, 2005

September 26, 2005 Current $ 8.25 High $ 9.91 Low $ 5.66 Period Avg $ 7.60

26 Jan 05 Neoforma and Novation engage independent consultants to assess exclusive outsourcing agreement

25 Jul 05 Reports 2Q 2005 adjusted net income of $4.3 million vs. adjusted net income of $5.5 million in 2Q 2004

11 Jan 05 Announces Merrill Lynch has been retained as a financial advisor to assist the Company in evaluating strategic alternatives, including a possible sale or merger

18 Apr 05 Confirms that VHA and UHC intend to support the company’s evaluation of strategic alternatives, including a possible sale or merger

25 Apr 05 Reports 1Q 2005 adjusted net income of $3.5 million vs. adjusted net income of $5.5 million in 1Q 2004

8 Jun 04 Consorta enters into a new agreement with Neoforma to standardize and maintain Consorta’s Global Catalog

9 Jun 04 VHA signs a three-year agreement naming Neoforma as a provider of supply chain data cleansing and maintenance services to the VHA membership base

22 Feb 05 Reports FY 2004 adjusted net income results of $21.2 million vs. adjusted net income of $20.3 million in FY 2003

25 Oct 04 Reports 3Q 2004 adjusted net income of $5.1 million, a 9% decrease from the year-ago period; decrease primarily due to the scheduled reduction in the Company’s quarterly maximum payment from Novation in 2004 and the resulting $2.1 million decrease in adjusted related-party revenue $8.25

0 25 Mar 04 18 May 04 12 Jul 04 5 Sep 04 30 Oct 04 24 Dec 04 16 Feb 05 12 Apr 05 6 Jun 05 31 Jul 05 24 Sep 05 Source: FactSet.

VII MARKET PERSPECTIVES ON NEOFORMA

Neoforma Volume at Various Prices ($ per share) 12 Months Ended January 11, 2005 6,000,000 4,000,000 2,000,000 0 Total Volume: 17,552,597 Weighted Average Price (Ended Jan. 11, 2005) Last 12 Months: $9.93

$5.25 - $6.50 $6.50 - $7.75 $7.75 - $9.00 $9.00 - $10.25 $10.25 - $11.50 $11.50 - $12.75 $12.75 - $14.00 % Traded 4% 21% 6% 15% 29% 19% 6% % Cumulative 4% 25% 31% 47% 76% 94% 100% January 12, 2005 – September 26, 2005 5,000,000 2,500,000 0 Total Volume: 13,967,043 Weighted Average Price

Jan. 12 - Present $7.74 $5.50 - $6.25 $6.25 - $7.00 $7.00 - $7.75 $7.75 - $8.50 $8.50 - $9.25 $9.25 - $9.91

% Traded 8% 28% 10% 21% 23% 11% % Cumulative 8% 36% 45% 66% 89% 100% Last 3 Months

750,000 500,000 250,000 0 Total Volume: 2,036,119 Weighted Average Price Last 3 Months: $7.34

$6.50 - $6.75 $6.75 - $7.00 $7.00 - $7.25 $7.25 - $7.50 $7.50 - $7.75 $7.75 - $8.00 $8.00 - $8.25

% Traded 19% 16% 5% 20% 15% 10% 15% % Cumulative 19% 36% 40% 60% 75% 85% 100%

Note: Based on daily average of high and low price data.

VIII	Neoforma Financial Data

VIII NEOFORMA FINANCIAL DATA

Overview of Neoforma Projections

Neoforma management provided projections dated September 21, 2005

Related party revenue is at the contractual rate of approximately $61 million in the projections provided

Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process

VHA management provided projections (shown in the Neoforma projections on the following pages) reflecting the uncertainty of Section 8.5. Although not shown in the Neoforma revised projections, VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually

Non-related party revenue grows at a compound annual growth rate of 22.7% between 2005E and 2008E

Adjusted EBITDA margins increase from estimated 23% in 2005E to 29% in 2008E

VHA management reviewed these projections and characterized them as “very aggressive”

VHA management made revisions to Neoforma’s projections, as detailed below

Related party revenue is at the contractual rate of $61 million in 2006 and 2007 and $50 million in 2008E, reflecting the uncertainty of Section 8.5. As noted above, VHA/UHC and Novation believe that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually

Non-related party revenue grows at a compound annual growth rate of 14.8% between 2005E and 2008E

Adjusted EBITDA margins decrease from estimated 23% in 2005E to 19% in 2008E

VIII NEOFORMA FINANCIAL DATA

Overview of Neoforma Projections (cont’d)

Comparison of non-related party revenue projections

Data management services

From revenues of $2.4 million in 2004, Neoforma management projects revenues of $3.0 million in 2005E growing to $5.8 million in 2008E

From revenues of $2.4 million in 2004, VHA management projects revenues of $3.0 million in 2005E and held constant through 2008E

Spend intelligence / spend analytics

From revenues of zero in 2004 and 2005E, Neoforma management projects revenues of $1.4 million in 2006E growing to $8.0 million in 2008E

Taking into consideration penetration of VHA and UHC’s membership, VHA management projects revenues of $250,000 in 2006E growing to $2.0 million in 2008E

Order management solution

From revenues of $138,000 in 2004, Neoforma management projects revenues of $142,000 in 2005E growing to $1.1 million in 2008E

From revenues of $138,000 in 2004, VHA management projects revenues of $142,000 in 2005E, growing by $200,000 annually

Market intelligence and contract management

From combined revenues of $4.3 million in 2004, Neoforma management projects revenues of $4.7 million in 2005E growing to $11.2 million in 2008E

From combined revenues of $4.3 million in 2004, VHA management projects revenues of $4.7 million in 2005E growing to $10.1 million in 2008E

VIII NEOFORMA FINANCIAL DATA

Overview of Neoforma Projections (cont’d)

Supplier connectivity

From revenues of $2.8 million in 2004, both Neoforma management and VHA management project revenues of $2.8 million in 2005E growing to $3.6 million in 2008E

Market intelligence

From revenues of $1.9 million in 2004, Neoforma management projects revenues of $1.1 million in 2005E, $900,000 in 2006E, $1.0 million in 2007E and $1.2 million in 2008E

From revenues of $1.9 million in 2004, VHA management projects revenues of $1.1 million in 2005E, $900,000 in 2006E, $800,000 in 2007E and $700,000 in 2008E

Neoforma incurred cash operating expenses in 2004 of $59.8 million. Neoforma management projects cash operating expenses of $60.0 million in 2005E, $56.1 million in 2006E, $57.2 million in 2007E and $61.2 million in 2008E

VHA
VIII NEOFORMA FINANCIAL DATA

Financial Data - Neoforma Management Projections

($ in millions)

	FISCAL YEAR ENDING DECEMBER 31, 2005E	2006E	2007E	2008E	CAGR '05 - '08
Revenues					
Related Party Revenues[a]	$61.5	$61.3	$61.2	$50.0	*NM*
Non-Related Party Revenues	12.1	16.8	22.6	31.0	*22.7%*
% Growth	*(4.7%)*	*39.1%*	*34.5%*	*37.3%*	
Total Revenues	**$73.6**	**$78.1**	**$83.8**	**$81.0**	*1.2%*
% Growth	*(1.2%)*	*6.1%*	*7.3%*	*(3.3%)*	
Net Cash Operating Expenses	(56.5)	(52.7)	(53.5)	(57.2)	*2.8%*
% Margin	*76.8%*	*67.5%*	*63.9%*	*70.6%*	
EBITDA[b]	**$17.1**	**$25.4**	**$30.2**	**$23.8**	*NM*
% Margin	*23.2%*	*32.5%*	*36.1%*	*29.4%*	
Total Non-Cash Operating Expenses	(57.0)	(15.1)	(15.3)	(17.0)	*4.1%*
% Margin	*77.5%*	*19.3%*	*18.3%*	*21.0%*	
EBIT	**($40.0)**	**$10.3**	**$14.9**	**$6.8**	*NM*
% Margin	*NM*	*13.2%*	*17.8%*	*8.4%*	
Net Income/(Loss)	**($39.3)**	**$11.1**	**$16.0**	**$8.3**	*NM*
% Margin	*NM*	*14.2%*	*19.0%*	*10.2%*	

Source: *Neoforma management projections dated September 21, 2005.*

(a) Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process. Related party revenue projections provided by VHA management to reflect the uncertainty of Section 8.5. VHA management believes that revised pricing would be at an average price of $39 million annually.

(b) After capitalized software development costs.

29 | LAZARD

VIII NEOFORMA FINANCIAL DATA

Financial Data - VHA Management Projections ($ in millions)

FISCAL YEAR ENDING DECEMBER 31, CAGR

2005E 2006E 2007E 2008E ‘05 - ‘08

Revenues

Related Party Revenues $ 61.0 $ 61.0 $ 61.0 $ 50.0 NM

Non-Related Party Revenues 12.1 13.7 17.3 20.8 14.8%

% Growth NA 13.8% 26.2% 19.7%

Total Revenues $ 73.1 $ 74.7 $ 78.3 $ 70.8 NM

% Growth NA 2.3% 4.8% (9.7%)

Net Cash Operating Expenses (56.5) (52.7) (53.5) (57.2) 2.8%

% Margin 77.4% 70.5% 68.4% 80.9%

EBITDA(a) $ 16.5 $ 22.0 $ 24.8 $ 13.5 NM

% Margin 22.6% 29.5% 31.6% 19.1%

Total Non-Cash Operating Expenses (57.0) (15.1) (15.3) (17.0) 4.1%

% Margin 78.1% 20.1% 19.6% 24.0%

EBIT ($ 40.5) $ 7.0 $ 9.4 ( $3.5) NM

% Margin NM 9.3% 12.1% (4.9%)

Net Income/(Loss) ($ 39.8) $ 7.7 $ 10.5 ( $2.0) NM

% Margin NM 10.3% 13.4% (2.8%)

Source: Related party revenue projections provided by VHA management to reflect the uncertainty of Section 8.5. VHA management believes that revised pricing would be at an average price of $39 million annually. Non-related party revenue projections provided by VHA management. All other figures from Neoforma management projections dated September 21, 2005.

(a) After capitalized software development costs.

IX DCF Analyses of Neoforma

IX DCF ANALYSES OF NEOFORMA

Overview of Methodology

On the following pages are discounted cash flow analyses using Neoforma management projections (other than the related party revenue projections, which reflect a renegotiation pursuant to Section 8.5) and VHA management projections

As noted, the related party revenue projections in both sets of projections are based on assumptions that reflect the uncertainty of Section 8.5. (Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process.) VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually, which would have an adverse effect on the valuations shown on the following pages

The terminal value reflects the value that the company continues to generate beyond the projection period. The projection period for Neoforma is through 2008. After March 30, 2010, Novation has the right to terminate the outsourcing agreement with Neoforma

The terminal value on the following pages has been formulated to represent the value of Neoforma, based on a range of revenue multiples of 0.5 – 1.5x, assuming Novation terminates the outsourcing agreement on March 30, 2010

VHA   IX DCF ANALYSES OF NEOFORMA

DCF of Neoforma at 12/31/2005 - Neoforma Management Projections

($ in millions)

DISCOUNTED CASH FLOW ANALYSIS	FISCAL YEAR ENDING DECEMBER 31,			
	2005E	2006E	2007E	2008E
Revenues[a]				
Related Party Revenues	$61.5	$61.3	$61.2	$50.0
Non-related Party Revenues	12.1	16.8	22.6	31.0
Total Revenues	**$73.6**	**$78.1**	**$83.8**	**$81.0**
Net Cash Operating Expenses	(56.5)	(52.7)	(53.5)	(57.2)
% Revenues	*76.8%*	*67.5%*	*63.9%*	*70.6%*
EBITDA	**17.1**	**$25.4**	**$30.2**	**$23.8**
% Margin	*23.2%*	*32.5%*	*36.1%*	*29.4%*
Depreciation & Amortization[c]	(13.3)	(13.2)	(15.2)	(17.0)
Amortization of Partnership Costs[d]	(39.1)	(1.8)	(0.1)	0.0
Restructuring Charges	(4.7)	0.0	0.0	0.0
EBIT	**($40.0)**	**$10.3**	**$14.9**	**$6.8**
Estimated Taxes[e]	0.0	(4.0)	(5.8)	(2.6)
Unlevered Net Income	**($40.0)**	**$6.3**	**$9.1**	**$4.1**
Plus: Depreciation & Amortization	52.4	15.1	15.3	17.0
Plus: Restructuring Charges	4.7	0.0	0.0	0.0
Less: Capital Expenditures[f]	(2.9)	(3.0)	(5.0)	(3.0)
(Inc)/Dec in Working Capital	(3.7)	(1.7)	(2.4)	(3.9)
Free Cash Flow	**$10.5**	**$16.7**	**$17.0**	**$14.3**

Discount Rate	Discounted Cash Flows 2006-2008		Present Value of Terminal Value With Terminal Revenue Multiple of: 0.5x	1.0x	1.5x		NPV of NOLs		Total Enterprise Value With Terminal Revenue Multiple of: 0.5x	1.0x	1.5x
5.0%	**$43.6**	+	$13.4	$26.8	$40.2	+	**$27.8**	=	$84.8	$98.2	$111.6
6.0%	**42.8**		13.0	26.0	39.0		**25.7**		81.5	94.5	107.6
7.0%	**42.1**		12.7	25.3	38.0		**23.8**		78.5	91.2	103.8
8.0%	**41.3**		12.3	24.6	36.9		**22.1**		75.7	88.0	100.3

	Net Cash Balance[g]		Total Equity Value With Terminal Revenue Multiple of: 0.5x	1.0x	1.5x		Total Equity Value Per Share With Terminal Revenue Multiple of: 0.5x	1.0x	1.5x
+	**$41.6**	=	$126.4	$139.8	$153.2	→	$6.10	$6.75	$7.40
	41.6		123.1	136.1	149.1		5.94	6.57	7.20
	41.6		120.1	132.7	145.4		5.80	6.41	7.02
	41.6		117.3	129.6	141.9		5.66	6.26	6.85

Source: *Neoforma management projections dated September 21, 2005.*

(a) Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process. Related party revenue projections provided by VHA management to reflect the uncertainty of Section 8.5. VHA management believes that revised pricing would be at an average price of $39 million annually.
(b) Net cash operating expenses from Neoforma management dated September 21, 2005.
(c) Depreciation & Amortization includes D&A of property and equipment and capitalized software, amortization of intangibles and amortization of deferred compensation.
(d) 2005 Amortization of Partnership Costs of $39 million from Neoforma management dated September 21, 2005. Balance of partnership costs related to issuance of restricted shares to be amortized through 2007.
(e) Assumes all positive pre-tax income is taxed at estimated 39% with NOLs valued separately.
(f) 2005-2008 CapEx and Working Capital from Neoforma management dated September 21, 2005.
(g) Net cash projected per Neoforma management on 12/31/05 balance sheet.

32 | LAZARD

VHA
IX DCF ANALYSES OF NEOFORMA

DCF of Neoforma at 12/31/2005 - VHA Management Projections

($ in millions)

DISCOUNTED CASH FLOW ANALYSIS				
	FISCAL YEAR ENDING DECEMBER 31,			
	2005E	2006E	2007E	2008E
Revenues[a]				
Related Party Revenues	$61.0	$61.0	$61.0	$50.0
Non-related Party Revenues	12.1	13.7	17.3	20.8
Total Revenues	**$73.1**	**$74.7**	**$78.3**	**$70.8**
Net Cash Operating Expenses	(56.5)	(52.7)	(53.5)	(57.2)
% Revenues	*77.4%*	*70.5%*	*68.4%*	*80.9%*
EBITDA	**16.5**	**$22.0**	**$24.8**	**$13.5**
% Margin	*22.6%*	*29.5%*	*31.6%*	*19.1%*
Depreciation & Amortization[c]	(13.3)	(13.2)	(15.2)	(17.0)
Amortization of Partnership Costs[d]	(39.1)	(1.8)	(0.1)	0.0
Restructuring Charges	(4.7)	0.0	0.0	0.0
EBIT	**($40.5)**	**$7.0**	**$9.4**	**($3.5)**
Estimated Taxes[e]	0.0	(2.7)	(3.7)	0.0
Unlevered Net Income	**($40.5)**	**$4.3**	**$5.8**	**($3.5)**
Plus: Depreciation & Amortization	52.4	15.1	15.3	17.0
Plus: Restructuring Charges	4.7	0.0	0.0	0.0
Less: Capital Expenditures[f]	(2.9)	(3.0)	(5.0)	(3.0)
(Inc)/Dec in Working Capital	(3.7)	(1.7)	(2.4)	(3.9)
Free Cash Flow	**$9.9**	**$14.6**	**$13.7**	**$6.7**

Discount Rate	Discounted Cash Flows 2006-2008
5.0%	**$32.1**
6.0%	**31.6**
7.0%	**31.0**
8.0%	**30.6**

\+

Present Value of Terminal Value With Terminal Revenue Multiple of:		
0.5x	**1.0x**	**1.5x**
$9.0	$17.9	$26.9
8.7	17.4	26.1
8.5	16.9	25.4
8.2	16.5	24.7

\+

NPV of NOLs
$27.8
25.7
23.8
22.1

=

Total Enterprise Value With Terminal Revenue Multiple of:		
0.5x	**1.0x**	**1.5x**
$68.8	$77.8	$86.8
65.9	74.6	83.4
63.3	71.8	80.2
60.9	69.1	77.4

\+

Net Cash Balance[g]
$41.6
41.6
41.6
41.6

=

Total Equity Value With Terminal Revenue Multiple of:		
0.5x	**1.0x**	**1.5x**
$110.4	$119.4	$128.3
107.5	116.2	124.9
104.9	113.3	121.8
102.4	110.7	118.9

→

Total Equity Value Per Share With Terminal Revenue Multiple of:		
0.5x	**1.0x**	**1.5x**
$5.33	$5.76	$6.20
5.19	5.61	6.03
5.06	5.47	5.88
4.95	5.34	5.74

(a) Related party revenue projections provided by VHA management to reflect the uncertainty of Section 8.5. VHA management believes that revised pricing would be at an average price of $39 million annually. Non-related party revenue projections provided by VHA management. All other figures from Neoforma management projections dated September 21, 2005.
(b) Net cash operating expenses from Neoforma management dated September 21, 2005.
(c) Depreciation & Amortization includes D&A of property and equipment and capitalized software, amortization of intangibles and amortization of deferred compensation. 2005-2008 figures from Neoforma management dated September 21, 2005.
(d) 2005 Amortization of Partnership Costs of $39 million from Neoforma management dated September 21, 2005. Balance of partnership costs related to issuance of restricted shares to be amortized through 2007.
(e) Assumes all positive pre-tax income is taxed at estimated 39% with NOLs valued separately.
(f) 2005-2008 CapEx and Working Capital from Neoforma management dated September 21, 2005.
(g) Net cash projected per Neoforma management on 12/31/05 balance sheet.

33 | LAZARD

Appendix

A Weighted Average Cost of Capital Analyses

A WEIGHTED AVERAGE COST OF CAPITAL ANALYSES

Weighted Average Cost of Capital ($ in millions) Company Levered Beta (a) Unlevered Beta (b) Net Debt / Cap. Ratio Net Debt / Equity Ratio Net Debt (c) Market Equity Value (d)

NDCHealth 1.16 0.92 28.6% 40.0% $ 275 $ 688 ProxyMed 1.28 1.06 24.1% 31.7% 21 67 WebMD 1.90 1.92 (1.6%) (1.6%) (67) 4,248 Average 1.45 1.30 17.0% 23.4% $ 76.6 $ 1,667.8 Median 1.28 1.06 24.1% 31.7% $ 21.2 $ 688.2 Assumptions Marginal Tax Rate 35.0% Risk Free Rate of Return(e) 4.28%

Market Risk Premium(f) 7.2% Pre-Tax / After-Tax Cost of Debt 5.00% 5.50% 6.00% 6.50% 7.00% 7.50%

3.25% 3.58% 3.90% 4.23% 4.55% 4.88% Debt / Cap. Debt / Equity Unlevered Beta Levering Factor (g) Levered Beta Cost of Equity (h)

0.0% 0% 1.06 1.00 1.06 11.9% 10.0% 11% 1.06 1.07 1.14 12.5% 20.0% 25% 1.06 1.16 1.23 13.2% 30.0% 43% 1.06 1.28 1.36 14.1% 40.0% 67% 1.06 1.43 1.52 15.2% 50.0% 100% 1.06 1.65 1.75 16.9%

Weighted Average Cost of Capital(i) 11.9% 11.9% 11.9% 11.9% 11.9% 11.9% 11.6% 11.6% 11.6% 11.7% 11.7% 11.7% 11.2% 11.2% 11.3% 11.4% 11.4% 11.5% 10.8% 10.9% 11.0% 11.1% 11.2% 11.3% 10.4% 10.6% 10.7% 10.8% 11.0% 11.1% 10.1% 10.2% 10.4% 10.6% 10.7% 10.9 % Table Average 11.2%

(a) Levered Beta values from Barra dated August 31, 2005.

(b) Unlevered Beta = Levered Beta / [1+(1-Tax Rate)(Net Debt / Equity)]. (c) Net Debt includes short term debt, long term debt, minus cash. (d) Based on closing stock prices as of September 26, 2005.

(e) Risk Free Rate is 10-year Treasury Bond yield as of September 26, 2005.

(f) Long-horizon expected equity risk premium from 1926-2003 (source: Ibbotson Assoc. 2004 SBBI Valuation Edition 2004 Yearbook). (g) Levering Factor = [1+(1- Tax Rate)(Debt / Equity)].

(h) Cost of Equity = Risk Free Rate of Return + (Levered Beta)(Equity Risk Premium).

(i) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt / Cap.) + (Cost of Equity)(Equity / Cap.).

A WEIGHTED AVERAGE COST OF CAPITAL ANALYSES

Weighted Average Cost of Capital ($ in millions)

Company Levered Beta (a) Unlevered Beta (b) Net Debt / Cap. Ratio Net Debt / Equity Ratio Net Debt (c) Market Equity Value (d) Cerner 0.62 0.62 0.6% 0.6% $22 $ 3,383 IDX Systems 1.78 2.04 (24.1%) (19.4%) (224) 1,153 Misys 0.89 0.78 17.9% 21.9% 219 1,000 TriZetto 1.35 1.38 (3.3%) (3.2%) (25) 788 Average 1.16 1.20 (2.2%) (0.0%) ($ 2.2) $ 1,581.2 Median 1.12 1.08 (1.3%) (1.3%) ($ 1.7) $ 1,076.8 Assumptions Marginal Tax Rate 35.0% Risk Free Rate of Return(c) 4.28% Market Risk Premium(f) 7.2% Pre-Tax / After-Tax Cost of Debt 5.00% 5.50% 6.00% 6.50% 7.00% 7.50% 3.25% 3.58% 3.90% 4.23% 4.55% 4.88% Debt / Cap. Debt / Equity Unlevered Beta Levering Factor (g) Levered Beta Cost of Equity (h) 0.0% 0% 1.08 1.00 1.08 12.0% 10.0% 11% 1.08 1.07 1.16 12.6% 20.0% 25% 1.08 1.16 1.25 13.3% 30.0% 43% 1.08 1.28 1.38 14.2% 40.0% 67% 1.08 1.43 1.54 15.4% 50.0% 100% 1.08 1.65 1.78 17.1%

Weighted Average Cost of Capital(i) 12.0% 12.0% 12.0% 12.0% 12.0% 12.0% 11.7% 11.7% 11.7% 11.8% 11.8% 11.8% 11.3% 11.4% 11.4% 11.5% 11.5% 11.6% 10.9% 11.0% 11.1% 11.2% 11.3% 11.4% 10.5% 10.7% 10.8% 10.9% 11.1% 11.2% 10.2% 10.3% 10.5% 10.7% 10.8% 11.0 % Table Average 11.3%

(a) Levered Beta values from Barra dated August 31, 2005.

(b) Unlevered Beta = Levered Beta / [1+(1-Tax Rate)(Net Debt / Equity)]. (c) Net Debt includes short term debt, long term debt, minus cash. (d) Based on closing stock prices as of September 26, 2005.

(e) Risk Free Rate is 10-year Treasury Bond yield as of September 26, 2005.

(f) Long-horizon expected equity risk premium from 1926-2003 (source: Ibbotson Assoc. 2004 SBBI Valuation Edition 2004 Yearbook). (g) Levering Factor = [1+(1- Tax Rate)(Debt / Equity)].

(h) Cost of Equity = Risk Free Rate of Return + (Levered Beta)(Equity Risk Premium).

(i) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt / Cap.) + (Cost of Equity)(Equity / Cap.).

B Comparable Company Analysis

VHA
B COMPARABLE COMPANY ANALYSIS

Comparable Company Analysis

($ in millions)

Company	Market Value	% of 52W High	Enterprise Value/Revenue 2004A	Enterprise Value/Revenue 2005E	Enterprise Value/Revenue 2006E	Enterprise Value/EBITDA 2004A	Enterprise Value/EBITDA 2005E	Enterprise Value/EBITDA 2006E	Enterprise Value/EBIT 2004A	Enterprise Value/EBIT 2005E	Enterprise Value/EBIT 2006E	Price/Earnings 2004A	Price/Earnings 2005E	Price/Earnings 2006E	LT EPS Growth Rate
Supply Chain/B2B															
Ariba [a]	$384	*33.8%*	1.09x	0.75x	0.67x	25.4x *	5.6x	4.1x	NM	9.7x	6.1x	NM	32.2x *	22.3x	*15.0%*
Descartes	99	*95.2%*	1.48	1.57	1.50	NM	24.9 *	10.3	NM	NM	19.5 *	NM	NM	49.9 *	*NA*
i2 Technologies	414	*89.8%*	1.12	1.28	1.29	10.4	15.0	15.8 *	15.2	35.0 *	39.4 *	59.6 *	NM	NM	*11.0%*
Logility	82	*91.7%*	2.53	NA	NA	9.1	NA	NA	NA	NA	NA	18.0	NA	NA	*NA*
Manhattan Associates	669	*86.7%*	2.56	2.39	2.21	13.0	12.6	10.9	15.7	15.3	13.0	28.5	26.2	22.1	*12.3%*
Manugistics	165	*67.9%*	0.86	1.08	1.16	7.2	NM	15.6 *	19.0	NM	NM	NM	NM	49.3 *	*12.0%*
Owens & Minor	1,184	*87.6%*	0.29 *	0.27 *	0.26 *	10.8	9.9	9.0	12.3	11.3	10.3	19.1	17.4	15.7	*11.8%*
		Group Average	**1.61x**	**1.41x**	**1.37x**	**10.1x**	**10.8x**	**8.6x**	**15.5x**	**12.1x**	**9.8x**	**21.9x**	**21.8x**	**20.0x**	**12.4%**
		Group Median	**1.30**	**1.28**	**1.29**	**10.4**	**11.3**	**9.6**	**15.5**	**11.3**	**10.3**	**19.1**	**21.8**	**22.1**	**12.0%**
Healthcare IT															
Cerner	$3,362	*95.5%*	3.65x	2.97x	2.62x	17.7x	14.1x	11.6x	29.5x	23.3x	18.3x	46.8x	37.3x	30.3x	*24.3%*
Eclipsys	865	*81.2%*	2.45	1.99	1.75	NM	23.4 *	11.9	NM	NM	30.3	NM	NM	29.3	*23.3%*
IDX Systems	1,165	*96.3%*	1.81	1.56	1.42	14.5	11.4	10.0	21.1	15.9	13.8	35.3	27.9	22.8	*20.9%*
		Group Average	**2.64x**	**2.18x**	**1.93x**	**16.1x**	**12.8x**	**11.2x**	**25.3x**	**19.6x**	**20.8x**	**41.1x**	**32.6x**	**27.5x**	**22.8%**
		Group Median	**2.45**	**1.99**	**1.75**	**16.1**	**12.8**	**11.6**	**25.3**	**19.6**	**18.3**	**41.1**	**32.6**	**29.3**	**23.3%**
e-Health															
Allscripts	$934	*89.2%*	7.92x *	6.66x *	5.44x *	NM	48.7x *	28.5x *	NM	81.5x *	38.4x	NM	72.6x	35.5x	*30.0%*
ProxyMed	66	*48.1%*	0.97	0.98	0.87	10.9	10.6	6.8	NM	NM *	32.9	NM	NM *	104.4 *	*NA*
TriZetto	786	*98.1%*	2.77	2.63	2.39	21.3	16.7	12.7	73.9	39.4	25.0	99.4	41.2	30.2	*20.0%*
WebMD	4,312	*95.8%*	3.66	3.27	2.98	39.7	31.8	24.0	73.2	38.6	28.0	25.7	19.7	16.7	*19.4%*
		Group Average	**2.47x**	**2.29x**	**2.08x**	**24.0x**	**19.7x**	**14.5x**	**73.5x**	**39.0x**	**31.1x**	**62.5x**	**44.5x**	**27.5x**	**23.1%**
		Group Median	**2.77**	**2.63**	**2.39**	**21.3**	**16.7**	**12.7**	**73.5**	**39.0**	**30.4**	**62.5**	**41.2**	**30.2**	**20.0%**

Source: *FactSet, SEC filings, Wall Street equity research.*
* Denotes exclusion from group and overall averages and medians.
Note: No research analysts cover Neoforma.
(a) Pro forma for the acquisition of Freemarkets.

36 LAZARD

C Precedent Transactions

VHA
C PRECEDENT TRANSACTIONS

Selected Supply Chain/B2B Transactions

($ in millions)

Announcement Date	Buyer/ Target	Target Description	Equity Value vs.	Transaction Value	Transaction Value/ LTM Revenues	LTM EBITDA
9/12/05	Oracle Siebel	Leading provider of CRM solutions	$5,251	$3,009	2.25x	16.7 *
3/22/05	Oracle Retek	Retail-based merchandising, SCM and CRM solutions	674	571	3.28	25.9 *
1/27/05	Infor Global Solutions MAPICS	Provides software-extended SCM, ERP and CRM solutions	347	312	1.75	8.8
12/8/04	JGR Acquisition CommerceOne[a]	B2B business software manufacturer	6	16	0.79	NM
3/24/04	CMGI Modus Media	Supply-chain-management/BPO provider	231	231	0.42	NA
3/1/04	SHPS Holdings Landacorp	Provides B2B e-medical mgmt. solutions to healthcare payers and providers	57	46	1.69	8.8
2/11/04	RedPrairie LIS	Leading SCE provider in Europe	63-84[b]	NA	1.50-2.00[b]	NA
1/23/04	Ariba Freemarkets[c]	Supply management services firm	493	383	2.53	30.2[c] *
12/22/03	Kewill TradePoint Systems Group	Provides trade facilitation software and services	12	12	1.00	NA
09/09/03	Chinadotcom Industri-Matematik	Retail-based SCM solutions in the US and Europe	49	49	1.12	7.9
08/18/03	SSA Global Tech. EXE Technologies	Develops distribution supply chain execution software	48	12	0.17 *	NA
05/09/03	SSA Global Tech. Elevon[d]	Provides collaborative commerce and knowledge mgmt. solutions	20	0	NM[d]	NM
10/23/02	Manhattan Associates Logistics.com	ASP for shippers and transportation companies	21	21	2.91	NA
06/24/02	Francisco Partners GE Global eXchange Svcs.	B2B/EDI Vendor	800	800	1.60	NA

SUMMARY STATISTICS

Low	**0.42x**	**7.9x**
Median	**1.69**	**8.8**
Mean	**1.76**	**8.5**
High	**3.28**	**8.8**

* Denotes exclusion from summary statistics.

Source: SDC Corp., news releases and SEC filings.

(a) CommerceOne sold out of bankruptcy proceeding.

(b) Research estimate.

(c) LTM EBITDA at time of announcement was $12.7 million. Total consideration per share represents 1-day and 1-month post announcement premiums of 22.8% and 66.5%, respectively.

(d) LTM revenues at time of announcement was $42 million. Total consideration per share represents 1-day and 1-month post announcements premiums of 20.4% and 22.6%, respectively.

37 | LAZARD

VHA

C PRECEDENT TRANSACTIONS

Selected e-Health Transactions

($ in millions)

Announcement Date	Buyer/ Target	Target Description	Equity Value vs.	Transaction Value	Transaction Value / LTM Revenues	LTM EBITDA
7/11/2005	VNU IMS Health	Leader in information and consulting solutions for the pharma and healthcare industry	$6,744	$7,055	4.50x	13.7x
7/12/2004	WebMD ViPS	Provides IT consulting services to the government and healthcare providers	160	160	2.71	9.4
4/6/2004	WebMD Dakota Imaging	Provides Internet-based on-line healthcare and benefit information services	40	40	2.29	14.3
1/20/2004	McKesson Moore Medical	Wholesale pharmaceuticals and medical and surgical supplies through the Internet	39	43	0.30	NM
10/22/2003	WebMD Medifax-EDI	Develops technological and EDI solutions software for healthcare payers and providers	280	280	3.17	NA
6/16/2003	WebMD Advanced Business Ful.	Provides outsourcing services for healthcare-specific activities	110	110 [a]	1.75	NA

SUMMARY STATISTICS

	LTM Revenues	LTM EBITDA
Low	**0.30x**	**9.4x**
Median	**2.50**	**13.7**
Mean	**2.45**	**12.4**
High	**4.50**	**14.3**

Memo: Other Selected Transactions

Announcement Date	Buyer/ Target	Target Description	Equity Value	Transaction Value	LTM Revenues	LTM EBITDA
2/22/2000	MedicaLogic Medscape [b]	Provides medical information and interactive programs via an Internet website	815	774	NM [b]	NM
2/16/2000	Healtheon/ WebMD OnHealth Network [c]	Provide on-line health care and benefit information services	335	327	NM [c]	NM
2/14/2000	Healtheon/ WebMD Medical Manager [d]	Develops medical software	1,812	1,568	NM [d]	NM [d]
1/24/2000	Healtheon/ WebMD Envoy [e]	Provide electronic data interchange services to participants in the healthcare market	2,798	2,798	NM [e]	NM [e]

Source: *SDC Corp., news releases and SEC filings.*
(a) WebMD agreed to pay up to an additional $150 million beginning in April 2004 if certain, undisclosed milestones are achieved.
(b) LTM revenues at time of announcement was $11.1 million.
(c) LTM revenues at time of announcement was $3.7 million.
(d) LTM revenues and EBITDA at time of announcement were $115.0 million and $8.4 million, respectively.
(e) LTM revenues and EBITDA at time of announcement were $216.9 million and $72.5 million, respectively.

38 | LAZARD

VHA
C PRECEDENT TRANSACTIONS

Selected Healthcare IT Transactions

($ in millions)

Announcement Date	Buyer/ Target	Target Description	Equity Value vs. Transaction Value		Transaction Value / LTM Revenues	Transaction Value / LTM EBITDA
8/29/2005	Per-Se Technologies / NDCHealth	Leading information solutions company serving all sectors of healthcare	$1,047	$997	2.22x	11.2x
8/26/2004	Affiliated Computer Services / BlueStar Solutions	Develops Internet software; application service provider	73	73	1.46	NA
9/25/2003	iSOFT / Torex	Supplier of IT solutions to the healthcare sector in the UK and rest of Europe	558	656	2.32	11.6
5/7/2003	NDCHealth / TechRx[(a)]	Automates the prescription fulfillment process	297	297	NM [(a)]	NA
4/14/2003	Cegedim SA / Synavant	Provides management solutions services	35	28	0.17	NM
10/14/2002	Pharma Services / Quintiles	Provides data management and biostatistics services to the healthcare industry	1,744	993	0.49	4.5
5/15/2002	Cardinal Health / Boron LePore	Provides integrated marketing, educational and sales services to healthcare	207	193	0.90	10.6
5/2/2002	McKesson / ALI Technologies [(b)]	Provides management systems based on PC client/server technology	339	339	NM [(b)]	NM [(b)]
6/22/2001	Misys PLC / Sunquest	Develops integrated software; provides health care information systems	404	339	2.74	13.8
5/1/2000	Siemens / Shared Medical	Provides computer facilities management services to the healthcare industry	2,075	2,214	1.89	13.5
10/18/1998	McKesson / HBO & Co[(c)]	Maker of software for healthcare companies	14,871	14,309	NM [(c)]	NM [(c)]
10/14/1997	NDCHealth / Physician Support Systems	Provides software solutions helping medical practices streamline operations	174	217	2.11	15.9

SUMMARY STATISTICS

	LTM Revenues	LTM EBITDA
Low	**0.17x**	**4.5x**
Median	**1.89**	**11.6**
Mean	**1.59**	**11.6**
High	**2.74**	**15.9**

Source: *SDC Corp., news releases and SEC filings.*
(a) NDC purchased 37% interest for $110 million. LTM revenues at time of announcement was $45.1 million.
(b) LTM revenues and EBITDA at time of announcement were $39.4 million and $7.6 million, respectively.
(c) LTM revenues and EBITDA at time of announcement were $1,460.1 million and $524.1 million, respectively.

39 LAZARD